Exhibit 99.1

The Chief Executive Officer’s employment agreement will extend from day-to-day so that there is at all times remaining a term of three years. Following a termination without cause or resignation for good reason, the Chief Executive Officer would be entitled to a payment equal to three years’ base salary and three times the higher of (1) the target annual bonus for the year of termination or (2) the average of the actual annual bonuses we paid in respect of the three prior years. One-third of this severance payment would be payable in twelve equal monthly installments commencing on the date of termination, with the remainder payable in a lump sum on the first anniversary of termination. Upon termination, the CEO would also be entitled to a one-time prorated bonus for the year of termination (based on our actual performance for that year multiplied by a fraction, the numerator of which is the number of calendar days he was employed during the year of termination, and the denominator of which is the total number of calendar days during that year), payable when bonuses, if any, are paid to other executives. He would also be entitled to receive qualified and nonqualified retirement, life insurance, medical and other benefits for three years following termination. If the CEO is terminated without cause or resigns for good reason as a result of a change in control, he would be entitled to all benefits described above and all outstanding equity awards would accelerate.

If any of the named executive officers is terminated for cause, as defined in their respective agreements or resigns without good reason (i.e. voluntary termination), the compensation due to that officer would only include accrued but unpaid salary and payment of accrued and vested benefits and unused vacation time. If that officer is terminated due to death or disability, he would be entitled to receive accrued but unpaid salary and payment of accrued and vested benefits and unused vacation time. He also would receive a pro-rated bonus for the year of termination, as described above.

Under all executives’ employment agreements, Patriot would not be obligated to provide any benefits under tax qualified plans that are not permitted by the terms of each plan or by applicable law or that could jeopardize the plan’s tax status. Continuing benefit coverage would terminate to the extent an executive is offered or obtains comparable coverage from any other employer. The employment agreements will provide for confidentiality during and following employment, and will include noncompetition and nonsolicitation covenants that will be effective during and for one year following employment. If an executive breaches any of his or her confidentiality, noncompetition or nonsolicitation covenants, the executive will forfeit any unpaid amounts or benefits. To the extent that excise taxes are incurred by an executive as a result of “excess parachute payments,” as defined by IRS regulations, Patriot will pay additional amounts so that the executive would be in the same financial position as if the excise taxes were not incurred.